EXHIBIT 99.1

Appliance Recycling Centers of America, Inc. 7400 Excelsior Boulevard, Minneapolis MN 55426 (952) 930-9000

For Immediate Release	For Additional Information
Contact:
Edward R. (Jack) Cameron (CEO)
(952) 930-9000
Richard G. Cinquina
Equity Market Partners
(904) 415-1415

Appliance Recycling Centers of America Reports Strong Third Quarter Results

Minneapolis, MN—October 24, 2007—Appliance Recycling Centers of America, Inc. (Nasdaq: ARCI) today reported sales of $27,370,000 for the third quarter of 2007 ended September 29, an increase of 32% from $20,783,000 in the year-earlier period. ARCA reported net income of $1,403,000 or $0.31 per diluted share for this period, a significant improvement from net income of $21,000 (no per share earnings) in the third quarter of 2006.

Same-store sales of the 13 ApplianceSmart factory outlets that were open during the complete third quarters of 2007 and 2006 declined 2%, while total retail sales rose 4% to $17,561,000 on a year-over-year basis, reflecting the impact of two additional factory outlets in the Atlanta market that were opened during the past year. Third quarter recycling revenues increased to $9,035,000 from $3,407,000 in the comparable period of 2006.

Edward R. (Jack) Cameron, president and chief executive officer, commented: “As evidenced by the modest decline in same-store sales of our ApplianceSmart operation, the primary focus of our retail business on the replacement appliance market has helped moderate the impact of the ongoing slowdown in the nation’s residential construction sector. ApplianceSmart is also benefiting from the improved operating efficiencies that have been achieved by strengthening inventory management and implementing other new business systems. We closed our small factory outlet in Compton, California, in October to enable this facility to better focus on its appliance recycling operation. In November, we plan to open another ApplianceSmart factory outlet in the Columbus, Ohio, market, which will be our fifteenth nationally.”

He continued: “During this period, ARCA’s recycling operation benefited from two previously reported programs that commenced in this year’s second quarter. Under the expansion of our recycling contract with the Southern California Public Power Authority to include the Los Angeles Department of Water and Power that started in late April, we expect to replace and recycle 50,000 old, inefficient refrigerators owned by low-income residents in Los Angeles. This program is expected to run through mid-2008. In addition, ARCA’s Canadian subsidiary, ARCA Canada Inc., received a three-year appliance recycling contract in June with the Ontario Power Authority to recycle up to 400,000 older but working refrigerators, freezers and room air conditioners. We believe these new recycling programs signal heightening interest in demand-side energy conservation programs by utility companies and government agencies. Our other recycling operations in California, Wisconsin and Texas performed at planned levels in the third quarter.”

During the third quarter, ARCA incurred legal costs of approximately $61,000 related to two previously reported lawsuits involving JACO Environmental, Inc. In one lawsuit, ARCA has charged JACO with engaging in unfair business practices in violation of federal and California laws. ARCA has charged JACO with committing fraud on the U.S. Patent Office in order to obtain a patent for a refrigerator recycling method that was previously developed by ARCA. This litigation is expected to go to trial in early 2008. The second lawsuit, which was filed by JACO and SEG Basis GmbH and SEG Umwelt-Service GmbH, was dismissed earlier in the year by U.S. District Court for lack of prosecution.

Cameron added: “At this time, we believe the fourth quarter of 2007 should be another period of improved operating results for ARCA. Although ApplianceSmart may continue to be affected by continued weakness in the housing sector and high fuel prices, we remain very optimistic about the future of our retail operation. In addition, we currently anticipate another quarter of improved appliance recycling revenues. If our fourth quarter performance meets anticipated levels, our full-year results would make 2007 ARCA’s strongest year in recent times.”

AboutARCA

ARCA is one of the nation’s largest recyclers of major household appliances for the energy conservation programs of electric utilities. Through its ApplianceSmart operation, ARCA also is one of the nation’s leading retailers of special-buy household appliances, primarily those manufactured by Maytag, GE, Frigidaire and Whirlpool. These special-buy appliances, which include close-outs, factory overruns and scratch-and-dent units, typically are not integrated into the manufacturer’s normal distribution channel. ApplianceSmart sells these virtually new appliances at a discount to full retail, offers a 100% money-back guarantee and provides warranties on parts and labor. As of October 2007, ApplianceSmart was operating 14 factory outlets: five in the Minneapolis/St. Paul market; three in the Columbus, Ohio, market; four in the Atlanta market; and two in San Antonio, Texas.

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Statements about ARCA’s outlook are forward-looking and involve risks and uncertainties, including but not limited to: the strength of recycling programs, the growth of appliance retail sales, the speed at which individual retail stores reach profitability, and other factors discussed in the Company’s filings with the Securities and Exchange Commission.

Visit our web site at www.arcainc.com

Appliance Recycling Centers of America, Inc. and Subsidiaries

CONSOLIDATED STATEMENT OF OPERATIONS

3rd Quarter 2007 Results

(000’s omitted except for share amounts)

	Three months ended		Nine months ended
	September 29 2007	September 30 2006	September 29 2007	September 30 2006
Revenues
Retail	$17,561	$16,839	$53,993	$48,786
Recycling	9,035	3,407	14,282	7,685
Byproduct	774	537	1,609	1,389
Total revenues	$27,370	$20,783	$69,884	$57,860

Cost of Revenues	18,078	14,068	46,051	40,243

Gross profit	$9,292	$6,715	$23,833	$17,617

Selling, General & Administrative Expenses	7,459	6,413	20,969	17,969
Operating income (loss)	$1,833	$302	$2,864	$(352)

Other Income (Expense)
Other income (expense)	31	2	(14)	7
Interest expense	(395)	(283)	(1,017)	(773)

Income (loss) before provision for (benefit of) income taxes	$1,469	$21	$1,833	$(1,118)

Provision for (Benefit of) Income Taxes	66	—	66	—

Net income (loss)	$1,403	$21	$1,767	$(1,118)

Basic Income (Loss) per Common Share	0.32	$0.00	0.40	$(0.26)

Diluted Income (Loss) per Common Share	0.31	$0.00	0.40	$(0.26)

Basic Weighted Average No. of Common Shares Outstanding	4,409	4,341	4,368	4,332

Diluted Weighted Average No. of Common Shares Outstanding	4,511	4,388	4,438	4,332

Appliance Recycling Centers of America, Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEET

3rd Quarter 2007 Results

(000’s)

	September 29	December 30,
	2007	2006
	(Unaudited)
Assets
Current Assets
Cash and cash equivalents	$1,893	$2,753
Receivables - net of allowance of $152,000 and $152,000 respectively	$9,749	$2,411
Inventories, net of reserves of $116,000 and $207,000 respectively	$12,323	$10,998
Deferred income taxes	$601	$601
Other current assets	$1,141	$657
Total Current Assets	$25,707	$17,420
Property and Equipment, at cost
Land	$2,050	$2,050
Building and Improvements	$4,740	$4,696
Equipment	$7,544	$6,889
	$14,334	$13,635
Less accumulated depreciation	$8,148	$7,575
Net property and equipment	$6,186	$6,060
Other assets	$553	$433
Total Assets	$32,446	$23,913

Liabilities and Shareholders’ Equity
Current Liabilities
Line of credit	$12,484	$6,872
Current maturities of long term obligations	$364	$309
Accounts payable	$3,900	$3,198
Accrued expenses	$3,930	$3,957
Income taxes payable	$104	$58
Total Current Liabilities	$20,782	$14,394
Long-Term Obligations, less current maturities	$4,788	$4,776
Deferred Income Tax Liabilities	$601	$601
Total Liabilities	$26,171	$19,771

Shareholders’ Equity
Common stock, no par value; authorized 10,000,000 shares; issued and outstanding 4,457,000 and 4,320,000 shares respectively	$15,279	$14,970
Accumulated Deficit	$(9,060)	$(10,828)
Accumulated Other Comprehensive Income
Foreign Currency Translation	$56	$0
Total Shareholders’ Equity	$6,275	$4,142
Total Liabilities and Shareholders’ Equity	$32,446	$23,913